Exhibit (c)(ii)

Project ECLIPSE Discussion Materials for the Special Committee of Board of Directors April 21, 2026 Confidential ECLIPSE

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Confidential

ECLIPSE: Historical Growth and Margin by Segment

($ in millions)	2022A[2]	2023A	2024A	2025A	CAGR '22-'25
	Pro Forma Historical Financials[1]				
Revenue by Segment					
Lawson	487	522	483	481	*(0.4%)*
Gexpro Services	391	410	444	497	*8.3%*
TestEquity	886	835	782	783	*(4.0%)*
Canada Branch Business	233	244	246	221	*(1.7%)*
Total Revenue[3]	**$1,997**	**$2,010**	**$1,953**	**$1,980**	***(0.3%)***
Total Revenue % Growth		*0.7%*	*(2.8%)*	*1.4%*	
U.S. GDP Growth %[4]		***3.4%***	***2.4%***	***2.0%***	
Gross Margin by Segment					
Lawson	*56.4%*	*59.9%*	*58.7%*	*59.8%*	
Gexpro Services	*32.1%*	*33.2%*	*34.8%*	*34.3%*	
TestEquity	*25.8%*	*25.2%*	*26.4%*	*26.2%*	
Canada Branch Business	*30.5%*	*31.6%*	*31.0%*	*33.6%*	
Total Gross Margin[3]	***35.0%***	***36.6%***	***36.9%***	***37.2%***	
Adjusted EBITDA and Margin by Segment					
Lawson	44	68	58	52	*5.7%*
Gexpro Services	45	46	57	64	*12.6%*
TestEquity	73	60	60	51	*(11.1%)*
Canada Branch Business	14	17	16	16	*4.1%*
HoldCo / Eliminations	(2)	(3)	(5)	(7)	*49.0%*
Total EBITDA	**$173**	**$188**	**$186**	**$175**	***0.5%***
Adjusted EBITDA Margin					
Lawson	*9.0%*	*13.1%*	*12.1%*	*10.7%*	
Gexpro Services	*11.4%*	*11.2%*	*12.7%*	*12.8%*	
TestEquity	*8.2%*	*7.2%*	*7.6%*	*6.5%*	
Canada Branch Business	*5.9%*	*6.9%*	*6.7%*	*7.1%*	
Total EBITDA Margin	***8.7%***	***9.4%***	***9.5%***	***8.9%***	

Key Observations

Revenue

- Lawson underwent transformation, including shifting smaller accounts to inside sales. Higher turnover of sales reps associated with shift to inside sales impacted core / local customers. In addition, buying patterns of military business negatively impacted growth; currently investing in rebuilding sales team
- Gexpro growth supported by reallocation of investments into higher performing end markets, winning new business and acquisition success
- TestEquity growth impacted by chip shortages in 2023 and increased interest rates; demand recovered in 2025, stabilizing growth rates
- Canada growth hampered by decline in Canada PMI / tariffs
- Overall business performed below U.S GDP growth rate during the historical period

Gross Margin

- 200-300bps margin expansion at Lawson and Gexpro driven primarily by pricing

EBITDA Margin

- Consolidated margin expansion flat with Gexpro growth offset by margin pressure at Lawson and TestEquity in recent years

Source: ECLIPSE management as of April 20, 2026.
(1) Historical financials pro forma for all historical financials, except for recently acquired Eastern Valve (March 2026).
(2) Includes Lawson for pre-acquisition period.
(3) Revenue and Gross Margin totals include Holdco / Eliminations.
(4) U.S. Bureau of Economic Analysis via Federal Reserve Bank of St. Louis.

ECLIPSE / William Blair / 2

Confidential

ECLIPSE: Lawson Business Segment Projections

Revenue



($ in Millions)
5.9% CAGR
$481
$504
$537
$571
$605
$641
2025A
2026E
2027E
2028E
2029E
2030E
(0.3%)
4.8%
6.5%
6.3%
6.0%
6.0%
% YoY Growth

Gross Margin



(244bps)
59.8%
58.0%
57.6%
57.3%
57.3%
57.4%
2025A
2026E
2027E
2028E
2029E
2030E

Adjusted EBITDA



($ in Millions)
14.0% CAGR
$52
$57
$64
$74
$86
$99
2025A
2026E
2027E
2028E
2029E
2030E
10.7%
11.3%
12.0%
13.0%
14.3%
15.5%
% Margin

Select Commentary

Revenue

- Growth focused on specific customers, deepening existing relationships, expanding into new locations, and winning new customers
- Customers segmented into Core (~45% of revenue; projected 1-2% growth) and Strategic & Government (~55% of revenue, projected 7-10% growth)

Gross Margin

- Slight decline in near-term margins followed by steady margins through the projection period
- Slight compression expected in 2026 due to customer mix shift to larger customers, with lower margins
- Several automotive customers currently in RFP process, requiring margin concessions to retain business

EBITDA Margin

- Strong margin expansion driven by increase in sales rep productivity and new sales reps ramp up
- Operating expenses (e.g. distribution center costs, G&A) are largely fixed, allowing for significant operating leverage as business grows

Source: SEC filings and ECLIPSE management as of April 20, 2026.
Note: Excludes corporate overhead allocation.

ECLIPSE / William Blair / 3

ECLIPSE $497 $528 $546 $577 $612 $650 2025A 2026E 2027E 2028E 2029E 2030E $64 $71 $73 $79 $85 $91 2025A 2026E 2027E 2028E 2029E 2030E Gross Margin Source: SEC filings and ECLIPSE management as of April 20, 2026. Note: Excludes corporate overhead allocation. Confidential 4 Revenue Select Commentary ECLIPSE: Gexpro Services Business Segment Projections Revenue • Segment growth driven by end market growth with A&D, technology, industrial power, industrial and consumer expected to see strong growth • Automotive and Renewables facing headwinds due to tariffs, political and macro environment Gross Margin • Margins expected be benefit from strength in technology end market, which is most profitable end market • Continued utilization of Frontier Technology (2024 manufacturing acquisition) delivering higher margins EBITDA Margin • EBITDA margin driven by slight gross margin expansion and operating leverage % YoY Growth 5.5% CAGR 7.4% CAGR 73bps 11.7% 6.2% 3.4% 5.8% 6.0% 6.2% 34.3% 34.6% 34.7% 34.8% 34.9% 35.0% 2025A 2026E 2027E 2028E 2029E 2030E 12.8% 13.5% 13.4% 13.6% 13.8% 14.0% % Margin Adjusted EBITDA ($ in Millions) ($ in Millions)

Confidential

ECLIPSE: TestEquity Business Segment Projections

Revenue

($ in Millions)



7.8% CAGR
$783
$843
$908
$986
$1,060
$1,140
2025A
2026E
2027E
2028E
2029E
2030E
0.1%
7.7%
7.7%
8.6%
7.5%
7.5%
% YoY Growth

Gross Margin



212bps
26.2%
26.1%
27.2%
28.3%
28.3%
28.3%
2025A
2026E
2027E
2028E
2029E
2030E

Adjusted EBITDA

($ in Millions)



20.6% CAGR
$51
$59
$74
$100
$115
$130
2025A
2026E
2027E
2028E
2029E
2030E
6.5%
7.0%
8.1%
10.2%
10.8%
11.4%
% Margin

Select Commentary

Revenue

- Increased focus and investment in commercial growth strategy under new CEO, Chief Sales Officer, Head of e-Commerce, and Chief Merchandising Officer
- Growth drivers include expanding wallet share with large customers and cross-selling products to customers currently purchasing smaller SKU count
- Robust opportunity in e-Commerce segment - expected to grow at double digits

Gross Margin

- Margin expansion driven by increased focus in shifting mix towards chambers, rental and fabrication (value added services) which have ~40% gross margins

EBITDA Margin

- Multiple drivers of margin expansion
  - Consolidation of multiple ERP systems into unified system
  - Significant savings from Hisco web UI migrating to CSD
  - Operating leverage

Source: SEC filings and ECLIPSE management as of April 20, 2026.
Note: Excludes corporate overhead allocation.

ECLIPSE / William Blair / 5

ECLIPSE Revenue $16 $23 $28 $31 $35 $39 2025A 2026E 2027E 2028E 2029E 2030E $221 $252 $267 $282 $299 $317 2025A 2026E 2027E 2028E 2029E 2030E Gross Margin Source: SEC filings and ECLIPSE management as of April 20, 2026. Note: Excludes corporate overhead allocation. Confidential 6 Select Commentary ECLIPSE: Canada Branch Business Segment Projections Revenue • Wallet share gain initiatives and sales force expansion, incremental new business wins and restart of project business driving growth, although potential risk from tariffs persist • Eastern Valve acquisition (March ‘26) Gross Margin • Relatively stable gross margins through the projection period EBITDA Margin • 2026 margin expansion driven by ~$5M workforce optimization savings • Higher volumes unlock greater vendor savings and freight efficiencies in projection period • Approximately $3M from Eastern Valve annually % YoY Growth 7.4% CAGR 20.2% CAGR 67bps (9.8%) 14.0% 5.6% 5.9% 6.0% 6.0% 33.6% 33.7% 34.3% 34.3% 34.3% 34.3% 2025A 2026E 2027E 2028E 2029E 2030E 7.1% 9.1% 10.5% 11.1% 11.8% 12.4% % Margin Adjusted EBITDA ($ in Millions) ($ in Millions)

ECLIPSE Management Projections CAGR ($ in Millions) 2025A 2026P 2027P 2028P 2029P 2030P 2025A - 2030P Total ECLIPSE Revenue $1,980 $2,125 $2,256 $2,414 $2,574 $2,746 6.8% % Growth 1.4% 7.3% 6.1% 7.0% 6.6% 6.7% Gross Profit $736 $780 $837 $904 $963 $1,027 6.9% % Margin 37.2% 36.7% 37.1% 37.4% 37.4% 37.4% Adjusted EBITDA $175 $203 $232 $277 $313 $352 15.0% % Margin 8.9% 9.6% 10.3% 11.5% 12.2% 12.8% (-) Stock-Based Compensation (6) (7) (7) (7) (7) (7) (-) Other Adjustments (6) (7) (5) (5) (5) (5) EBITDA $163 $189 $220 $265 $301 $340 (-) D&A (78) (82) (77) (73) (70) (60) EBIT $85 $106 $143 $192 $231 $280 26.9% % Margin 4.3% 5.0% 6.3% 8.0% 9.0% 10.2% (-) Taxes (25) (31) (42) (57) (68) (83) Net Operating Profit After Tax $60 $75 $101 $135 $163 $197 26.9% (+) D&A 78 82 77 73 70 60 (-) CapEx (24) (24) (26) (28) (30) (32) (-) Ä in Net Working Capital (12) (27) (30) (37) (38) (41) Unlevered Free Cash Flow $103 $106 $123 $144 $166 $186 12.4% Source: ECLIPSE management projections as of April 20, 2026. (1) 2025 financials pro forma for historical financials, except for recently acquired Eastern Valve (March 2026). (2) Assumes additional equity issued in future years. (3) Other adjustments include Severance/Retention, Acquisition Costs, and Other/Consultancy. (4) Tax rate of 29.5%. Based on 2022-2025 historical adjusted rate. Confidential 7 (4) (3) (1) ECLIPSE: Financial Forecast (2)

Appendix Confidential william Blair

Confidential

ECLIPSE: Bridge from Bank Model to Current Plan

($ in millions)	2026	2027	2028	2029	2030
Sales					
Original 2025 Bank Model	$2,116	$2,247	$2,406	$2,565	$2,736
Lawson Forecast Revision	(4)	(4)	(5)	(5)	(5)
Canada Branch - Forecast Revision	1	(0)	(0)	(0)	(0)
Canada Branch - Eastern Valve	13	13	14	15	15
Holdco - Forecast Revision	-	-	-	-	-
Revised Model - Total ECLIPSE	**$2,125**	**$2,256**	**$2,414**	**$2,574**	**$2,746**
Gross Profit					
Original 2025 Bank Model	$779	$836	$903	$962	$1,025
Lawson Forecast Revision	(5)	(5)	(5)	(5)	(5)
Canada Branch - Forecast Revision	(0)	0	(0)	(0)	(0)
Canada Branch - Eastern Valve	5	5	5	5	5
Holdco - Forecast Revision	2	2	2	2	2
Revised Model - Total ECLIPSE	**$780**	**$837**	**$904**	**$963**	**$1,027**
SG&A					
Original 2025 Bank Model	$569	$595	$617	$639	$663
Lawson Forecast Revision	(5)	(5)	(5)	(5)	(5)
Canada Branch - Forecast Revision	0	(0)	0	0	0
Canada Branch - Eastern Valve	2	2	2	2	2
Holdco - Forecast Revision	12	12	13	13	14
Revised Model - Total ECLIPSE	**$578**	**$605**	**$627**	**$650**	**$675**
Adj. EBITDA					
Original 2025 Bank Model	$201	$230	$275	$311	$350
Lawson Forecast Revision	0	(0)	(1)	(1)	(1)
Canada Branch - Forecast Revision	(0)	(0)	0	(0)	(0)
Canada Branch - Eastern Valve	3	3	3	3	3
Holdco - Forecast Revision	(0)	-	-	-	-
Revised Model - Total ECLIPSE	**$203**	**$232**	**$277**	**$313**	**$352**

Source: ECLIPSE management as of April 20, 2026.

ECLIPSE / William Blair / 9